UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2011

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

0-28-44 (Blue Ridge)

24-0854342 (Blue Ridge)

Pennsylvania

0-28-43 (Big Boulder)

24-0822326 (Big Boulder)

(State or Other Jurisdiction of Incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On October 1, 2011, Blue Ridge Real Estate Company (the “Seller”) entered into a Purchase and Sale Agreement (the “Agreement”) with Phyllis Enfield Trust (the “Buyer”), whereby the Seller agreed to sell and convey, and the Buyer agreed to purchase and acquire from Seller, the property located at 22902 Interstate 10, Wallisville, Texas (the “Property”) for an aggregate purchase price of $1,911,410 (the “Purchase Price”).  The Agreement provides that Buyer will transfer to Seller all of its right, title and interest to the Property, subject to certain exceptions for, among other things, zoning ordinances, a lien for ad valorem taxes and certain title reservations which include the Reciprocal Access Easement Agreement dated September 29, 2004 and the rights of Jack in the Box Eastern Division , L.P. (the “Tenant”) under the Lease dated September 28, 2006 (the “Lease”), pursuant to which Seller leases the Property to the Tenant for the operation of a restaurant and under which the Tenant has a right of first refusal to purchase the Property (the “ROFR”).  The Agreement also provides that the Seller will assign and Buyer will assume the Lease .

The Agreement contains customary representations, warranties and covenants, including a covenant by Seller to permit Buyer to inspect the Property until October 22, 2011 (such period, the “Inspection Period”).  Closing under the Agreement shall occur on or before the 45th day following expiration of the Inspection Period, and is subject to certain conditions, including, among other things, delivery by Seller of an estoppel certificate regarding the Lease.

Pursuant to the Agreement, the Buyer is required to pay the Purchase Price by making a $50,000 deposit (the “Initial Deposit”) into an escrow account within three business days of the effective date of the Agreement.  The Buyer is required to increase the Initial Deposit by making an additional deposit of $50,000 (collectively, the “Escrow Deposit”) into the escrow account within 48 hours of the termination of the Inspection Period.  The balance of the Purchase Price shall be payable to Seller at closing (“Closing”).  Proceeds from the sale will be used for working capital purposes.

The Agreement provides for certain termination rights for Seller and Buyer.  Buyer may terminate the Agreement (i) in its sole discretion at any time prior to expiration of the Inspection Period; (ii) upon a breach of any representation or warranty of Seller prior to Closing; or (iii) if the sale of the Property is not consummated due to a material, uncured breach by Seller.  If Buyer terminates the Agreement on the occurrence of any of these events, the Escrow Deposit will be refunded to Buyer.  Seller may terminate the Agreement upon a material, uncured breach by Buyer prior to Closing. Upon such termination by Seller, Seller will retain the Escrow Deposit. The Agreement further provides that if the ROFR is exercised, the Agreement will automatically terminate and the Escrow Deposit will be refunded to Buyer.

The foregoing is only a summary of the Agreement and is qualified in its entirety by the text of the Agreement.  You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement.  A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated October 1, 2011, between Blue Ridge Real Estate Company and Phyllis Enfield Trust

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: October 3, 2011	By: /s/ Eldon D. Dietterick
Name: Eldon D. Dietterick Title: Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated October 1, 2011, between Blue Ridge Real Estate Company and Phyllis Enfield Trust